EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated for reference this 1st day of July 2004, is made

BETWEEN:

MARK ROSEBOROUGH of 2238 West Livingstone Street, Allentown, Pennsylvania, U.S.A.

(“Roseborough”)

AND:

EPOD International Inc of 2223 Hayman Rd Kelowna, BC, V1Z1Z6, Canada

(the “Company”)

WHEREAS:

A.  The Company wishes to employ Roseborough as the Company’s President;

B.  The terms of Roseborough’s prospective employment with the Company have, to date, not been evidenced in writing; and

C.  It is in the best interests of the Company to set forth the terms and conditions of Roseborough’s employment in writing and, accordingly, Roseborough and the Company wish to enter into this Agreement.

THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.	EMPLOYMENT, TITLE AND DUTIES

1.1  The Company hereby offers employment to Roseborough, and Roseborough hereby accepts and confirms such employment, as the Company’s President.

1.2  As President, Roseborough shall undertake and perform such assignments and responsibilities for the Company as he may from time to time be delegated by the Company’s Board of Directors, which shall include, but not be limited to, the assignments and responsibilities set out in Schedule “A” of this Agreement. It is understood and agreed that Roseborough will devote his full time attention and energies to his duties as President with the exception that it is agreed that he may, at his sole discretion, spend up to two (2) days per month in his private consulting business.

1.3  Roseborough will perform his duties under this Agreement diligently, honestly, and in good faith.

2.	TERM

2.1  The term of Roseborough’s employment hereunder shall continue for a term of three years from the date of this Agreement until January 14, 2007 unless terminated earlier in accordance with the terms of section 8.

3.	COMPENSATION

3.1  As compensation for Roseborough’s employment hereunder, Roseborough shall be paid a monthly salary fixed from time to time by the Board of Directors, which salary shall be at a rate of not less than $120,000 (Cdn.) per annum ($10,000 per month) Roseborough’s salary as President, to be reviewed annually by the Board of Directors while Roseborough is acting as President under subsection 1.1.

3.2  In addition to the monthly salary referred to above, Roseborough shall also receive an amount equal to 1% of the Company’s pre-tax income. This amount shall be paid on a quarterly basis and reconciled annually in accordance with the Company’s audited financial statements. For greater clarity it is agreed between the parties that “pre-tax income” is defined as being “pre-tax income from the audited financial statements prepared in accordance with generally accepted accounting principles”.

3.3  Subject to subsection 3.1, the Company will pay Roseborough a salary at such amount as the Board of Directors may determine in it’s absolute discretion having in mind the financial condition of the Company and its subsidiaries as a whole, the ability of the Company to pay the salary, the performance of Roseborough, and the performance of the Company and its subsidiaries, if any, under his guidance.

3.4  Roseborough shall be eligible to participate in any incentive or bonus plans for which Roseborough may be eligible in accordance with the policies with respect thereto established from time to time by the Company’s Board of Directors.

3.5  Roseborough shall receive stock options (pursuant to the provisions of the Share Option Agreement set out in Schedule “B”) equivalent to 1% of all issued and outstanding shares of the Company with such options to be issued to Roseborough at the price determined by the Board for its Directors. The parties agree that a separate stock option agreement in the form provided by Schedule “B” will be executed by the parties at or immediately prior to the issuance of the options referred to herein. In recognition of Roseborough’s right to receive the stock options as described herein, the Company undertakes to annually file an S-8 Registration Statement with the United States Securities & Exchange Commission registering the stock options such that they are on exercise freely tradable by Roseborough.

3.6  In addition, as recognition for past efforts Roseborough shall be paid a bonus of $60,000 CDN (sixty thousand dollars)

4.	BENEFITS

4.1  Roseborough will be entitled to participate in any group medical, dental, and insurance plans offered by the Company to its senior level employees.

4.2  Roseborough acknowledges that the Company has provided him with and he is aware of the full details of the group benefits offered by the Company to its employees.

4.3  Roseborough shall be reimbursed for moving and relocation expenses incurred to take up the position of President up to a maximum amount of $10,000 (U.S. dollars).

5.	EXPENSES

The Company will reimburse Roseborough’s reasonable business expenses incurred in the course of Roseborough’s work for the Company, in accordance with its then current policies, and on Roseborough’s presentation of receipts and other supporting information as the Company may from time to time reasonably require.

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6.	VACATION

6.1  Roseborough will be entitled to a vacation of four (4) weeks during each year of employment, during which he will receive full compensation, or to such longer periods of time as may be mutually agreed to by the Company and Roseborough.

6.2  Roseborough agrees to take his vacations at such times as are mutually satisfactory to the Company and Roseborough, having regard to maintaining the efficient operation of the Company.

7.	RESTRICTIVE COVENANTS

7.1  REMOVED

7.2  Roseborough acknowledges that the Company’s business and future success depend on the preservation of trade secrets and other confidential, proprietary information concerning the Company, its subsidiaries, suppliers and customers (“Secrets”). Roseborough agrees not to, except as authorized or required by his duties, reveal or divulge to any person, company, agency or authority any of the Secrets concerning the organization, business, finances, transactions, or other affairs of the Company and its subsidiaries which may come to his knowledge during the term of this Agreement, and he will keep in complete secrecy all confidential information entrusted to him and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company’s business. This restriction will continue to apply after the termination of this Agreement without limit in time, but will cease to apply to information or knowledge which may come into the public domain.

7.3  Roseborough acknowledges that during the performance of his duties he has access to all of the Company’s confidential and proprietary information. Roseborough further acknowledges that he has fiduciary duties to the Company that extend beyond the last day of his employment. In addition to these obligations and the obligations set out in section 7.2 herein, Roseborough agrees that for a period of one (1) year after the termination of his employment anywhere in the world he will not carry on, directly or indirectly, in any capacity, including as an employee, a sales representative or agent, owner, officer, director, lender, investor (except as a shareholder in a publicly traded Company not controlled by him), partner, consultant, distributor or broker, in the business of managing and/or enhancing electricity.

7.4  Roseborough agrees that for a period of one year following the termination of his employment he will not solicit any customer of the Company with whom he had any business dealings nor will he attempt to solicit any employees of the Company to accept employment with any other business or entity competitive with the Company.

7.5  Roseborough acknowledges that the Company will suffer irreparable harm in the event of his breach of the restrictive covenant. In addition to its claim for damages, the Company is entitled to enforce the provisions set out above by way of injunction. Roseborough further acknowledges that all restrictions in this agreement are necessary and fundamental to the protection of the legitimate business interests of the Company and do not deprive him of the means or opportunity for suitably supporting himself or his family of for obtaining employment after termination of his employment with the Company. Roseborough waives all defences to the strict enforcement of the restrictions in this agreement.

7.6  The confidentiality provisions of this section 7 are in addition to, and not in substitution for, any other rights or remedies the Company may have under applicable law for the protection of its properties and trade secrets.

8.	TERMINATION

8.1  By the Company for Cause

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The Company in its absolute discretion may terminate Roseborough’s employment for cause. For the purposes of this section cause includes but is not limited to the following:

(a)	any material breach of the provisions of this Agreement;

(b)	unethical practices;

(c)	intentional disloyalty; and

(d)	any and all omissions, commissions or other conduct which would constitute cause at law, in addition to the specified causes.

Failure by the Company to rely on the provisions of this paragraph in any given instance or instances, shall not constitute a precedent, condonation or be deemed a waiver. Unless provided elsewhere herein, all compensation and benefits shall cease to accrue on Roseborough’s termination date.

8.2  By the Company without Cause

The Company may terminate Roseborough’s employment at any time without cause by giving Roseborough ninety (90) days advance notice in writing. If terminated without cause, the Company shall continue to pay Roseborough his salary during the ninety day period and then, at the conclusion of the ninety (90) day notice period, pay to Roseborough, as liquidated damages for the loss of reputation and standing in the business community and other damages suffered by Roseborough as a result of the termination and in discharge of all obligations of the Company to Roseborough under this Agreement the following: (a) any existing Company bonus or bonuses due or accruing due during the year in which termination occurs; (b) accrued vacation (c) such amounts of pre-tax income (as described in paragraph 3.2) as will be owing and/or accruing due to Roseborough during the year that notice of termination is given. In addition to the payments described herein, the Company also agrees that all stock options held by or accruing to Roseborough for the balance of the term of this Agreement will continue to be issued over the period of this agreement.

Roseborough shall not be obligated, at his election, to continue to work during the ninety day notice period nor will he be required to mitigate any damages that may be suffered by reasons of the termination without cause by the Company. In the event that Roseborough secures other contracts after the termination with the effect that his damages are mitigated, any monies received by Roseborough under such contract shall not in any manner be set off against, credited towards or deducted from the amount payable to Roseborough under this paragraph.

8.3  By Roseborough for Cause

Roseborough may terminate his employment for cause following fourteen (14) days’ written notice to the Company. In such circumstances, Roseborough’s stock options shall immediately vest in full. For the purpose of this section, cause shall include, but not be limited to the following:

(a)	any material breach of this Agreement by the Company which is not cured within thirty days following written notice by Roseborough;

(b)	bad faith attempts to induce Roseborough’s resignation; and

(c)	any change in control of the Company (as hereinafter defined).

The phrase “change in control of the Company” shall mean the voluntary or involuntary ceding of the ability to direct the operations and policies of the Company, or the Company’s proxy machinery, to any person or group of persons not now in control of the Company, whether by stock ownership, contract or otherwise and for greater certainty shall include but not be limited to the occurrence of an amalgamation, arrangement or other form of merger, or pursuant to a securities takeover bid if, following the completion of the transaction, the shareholders of the Company prior to such transaction, taken together, will have the right to vote less than 20% of the voting shares of the merged entity, the offer or the Company, as applicable, following the completion of the transaction.

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If Roseborough elects to terminate his employment pursuant to paragraphs 8.3 (a), (b) or (c), then the provisions of subsection 8.2 shall apply and the Company shall within fourteen (14) days of the termination date thereof pay to Roseborough all monies and other forms of compensation listed in subsection 8.2.

8.4                        By Roseborough without cause

Roseborough may at any time, for any reason, on the giving of four (4) weeks’ written notice to the Company terminate his employment pursuant to this agreement. Unless otherwise provided herein, all compensation shall cease accruing upon Roseborough’s termination date for any termination by Roseborough without cause.

9.	DEATH OR DISABILITY

Roseborough’s employment and salary shall terminate on Roseborough’s death or disability subject to Roseborough’s right to apply for long term disability benefits in appropriate circumstances. “Disability” means any health condition or other cause beyond Roseborough’s control that reasonably prevents Roseborough from performing his duties for a period of 180 days within any 365 calendar day period. Provided, however, the Company may, in its sole discretion, grant Roseborough a leave of absence, or make other reasonable accommodation for Roseborough’s disability. The terms of such a leave shall be confirmed by the Company in writing, and shall determine Roseborough’s right, if any, to continued compensation, his obligation to continue his job duties, the terms under which he may return to work, and all other conditions of the leave.

10.	INDEMNIFICATION OF ROSEBOROUGH

The Company will indemnify and save harmless Roseborough, his heirs and personal representatives, against all costs, charges and expenses made by third parties including an amount paid to settle an action or satisfy any claim or judgement, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgement in a civil, criminal, or administrative action or proceeding to the extent such claim or judgement relates to services which Roseborough was providing in good faith to the Company under this Agreement, except where such amount paid is a result of an action arising from or related to the negligence of Roseborough .

11.	COMPLETE AGREEMENT

This Agreement comprises the entire agreement of Roseborough and the Company with respect to the employment of Roseborough. It may be changed only by further written agreement, signed by both parties. It supersedes and merges within it all prior agreements and understandings between these parties, whether written or oral, express or implied. In interpreting and construing this Agreement, the fact that one or the other of the Company or Roseborough may have drafted this Agreement or any provision hereof shall not be given any weight or relevance whatsoever.

12.	WAIVER

No waiver of any provision of this Agreement shall be valid unless in writing signed by the waiving party, nor shall any waiver or failure to enforce any right hereunder constitute a waiver of that right or of any other right under this Agreement.

13.	NOTICE

13.1  Any notice, request or other document to be delivered under this Agreement by any party to another will be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid. Any such notice, request or other document will be deemed to have been given to and received by the party to whom it was addressed on delivery, if delivered personally, on transmission, if sent by facsimile, and if mailed, on the seventh day following mailing. In the event of disruption of postal services for any reason whatsoever, notice will only be effected by facsimile or personal delivery.

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13.2  Notices must be sent to the parties at the addresses set out on the first page of this Agreement or at such other address as the parties may from time to time advise.

14.	ASSIGNMENT

Neither this Agreement nor any benefit or interest granted by it may be assigned by any party to this Agreement without the written consent of the other.

15.	GOVERNING LAW

This Agreement will be interpreted in accordance with the laws of British Columbia.

16.	FURTHER ACTS

The parties agree to do all acts and things as are necessary and reasonable in order to ensure the terms of this Agreement are complied with.

17.	TIME OF ESSENCE

Time is of the essence of this Agreement.

18.	SAVINGS CLAUSE

If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

19.	ENUREMENT

This Agreement endures to the benefit of and is binding on the parties to this Agreement and their respective heirs, executors, administrators, successors and permitted assigns.

20.	EFFECTIVE DATE

Notwithstanding the date that this Agreement is executed and delivered by the parties, it will have effect from the reference date first given above.

By his signature below, Roseborough acknowledges that Roseborough has read and understands this Agreement, that its terms have been fully and fairly negotiated by Roseborough and the Company, and that Roseborough signs it voluntarily.

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SIGNED, AND DELIVERED by MARK ROSEBOROUGH in the presence of: Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) )	MARK ROSEBOROUGH

EPOD International Inc.

By:
Authorized Signatory

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SCHEDULE A

EPOD INTERNATIONAL INC.

RESPONSIBILITIES OF

PRESIDENT

The President will:

1.	Assist in the long term planning for the Company;

2.	Oversee the implementation of policies set by the Board of Directors;

3.	Report to shareholders regularly on the development and performance of the Company;

4.	In consultation with the Board of Directors, determine the direction and progress of the Company by considering, drafting and implementing both short and long range plans for the Company;

5.	Provide day to day management and oversight of all aspects of the operations of the Company and its subsidiaries;

6.	Perform due diligence reviews of additional technologies and applications presented to the Company;

7.	Liase with the Company’s advisory board and specialists during the development of the Company’s current products and the review of future products and applications;

8.	Assist the Chief Executive Officer in relation to the Company’s fund raising and investor relations activities; and

9.	Participate as a member of the Executive Committee of the Board.

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